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                                                                     EXHIBIT 4.1

                          CERTIFICATE OF DESIGNATIONS

                                       OF

                    OCCUPATIONAL HEALTH + REHABILITATION INC

                      SERIES A CONVERTIBLE PREFERRED STOCK

      OCCUPATIONAL HEALTH + REHABILITATION INC, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      That pursuant to the authority conferred upon its Board of Directors by Article FOURTH Section C of its Restated Certificate of Incorporation and the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, by the unanimous written consent of its members, filed with the minutes thereof, adopted a resolution setting forth the designations, preferences, qualifications, privileges, limitations, conversions rights and other rights of a series of its Preferred Stock consisting of 1,666,667 shares, which resolution is as follows:

      "RESOLVED, that pursuant to the authority vested in the Board of Directors of Occupational Health + Rehabilitation Inc (the "Corporation") by Article FOURTH Section C of its Restated Certificate of Incorporation, the Board of Directors hereby approves, authorizes and establishes a series of Preferred Stock, par value $.001 per share, such series to be designated "Series A Convertible Preferred Stock" and to consist of 1,666,667 shares. Each share of Series A Convertible Preferred Stock shall have the following preferences, qualifications, privileges, limitations, conversions rights and other rights:

      1. Designation and Number of Shares. This first series of Preferred Stock shall be designated as "Series A Convertible Preferred Stock" and shall be referred to herein as "Series A Preferred Stock." The number of authorized shares constituting such series shall be 1,666,667 shares.

      2. Voting.

              2A. General. Except as may be otherwise provided in these terms of the Series A Preferred Stock or by law, the Series A Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Preferred Stock is then convertible.
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              2B. Board Size. Subject to the provisions of paragraph 2C below, the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority in interest of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, increase the maximum number of directors constituting the Board of Directors to a number in excess of seven.

              2C. Board Seats. The holders of the Series A Preferred Stock, voting as a separate series, shall be entitled to elect two (2) directors of the Corporation. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of at least a majority in interest of the then outstanding shares of Series A Preferred Stock shall constitute a quorum of the Series A Preferred Stock for the election of directors to be elected solely by the holders of the Series A Preferred Stock. A vacancy in any directorship elected by the holders of the Series A Preferred Stock shall be filled only by vote or written consent of the holders of the Series A Preferred Stock. The directors to be elected by the holders of the Series A Preferred Stock, voting separately as one class, pursuant to this paragraph 2C, shall serve for terms extending from the date of their election and qualification until and until their successors have been elected and qualified.

      3. Dividends

              3A. Dividends. The consent of holders of the members of the Board of Directors nominated solely by the holders of Series A Preferred Stock shall be required, before any dividends (other than dividends payable in Common Stock) shall be declared and paid upon or set aside for the Common Stock of the Corporation in any year.

              3B. Accruing Dividends. From and after November 5, 1999, the holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, dividends at the rate per annum of $0.48 per share (appropriately adjusted to reflect the occurrence of any event described in paragraph 6F) (the "Accruing Dividends"). Accruing Dividends shall accrue from day to day, whether or not earned or declared, shall be cumulative and shall be paid in cash in arrears every six months; provided however, that in the event that a mandatory conversion pursuant to paragraph 6O(b) occurs before May 5, 2000, the Accruing Dividends will lapse and will not be payable.

      4. Liquidation, Dissolution and Winding-up.

              4A. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock shall be paid an amount equal to the greater of (i) $6.00 per share plus, in the case of each share, an amount equal to dividends (including Accruing Dividends) accrued or declared but unpaid thereon, computed to the date payment thereof is made available, or (ii) such amount per share as would have been payable had each such share been converted to Common Stock pursuant to paragraph 6 immediately prior to such liquidation, dissolution or winding up

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before any payment shall be made to the holders of any stock ranking on liquidation junior to the Series A Preferred Stock, such amount payable with respect to one share of Series A Preferred Stock being sometimes referred to as the "Series A Liquidation Preference Payment" and with respect to all shares of Preferred Stock being sometimes referred to as the "Series A Liquidation Preference Payments." After payment of the Series A Liquidation Preference Payments, the holders of Series A Convertible Stock shall not be entitled to any further payment upon liquidation, dissolution or winding up. If upon any liquidation, dissolution, or winding up of the Corporation, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Corporation available for distribution shall be distributed to such holders of the Series A Preferred Stock pro rata, so that each holder receives that portion of the assets available for distribution as the number of shares of Series A Preferred Stock held by such holder bears to the total number of shares of Series A Preferred Stock then outstanding.

              4B. Upon any liquidation, dissolution or winding up of the Corporation, immediately after the holders of Series A Preferred Stock shall have been paid in full the Series A Liquidation Preference Payments, the remaining net assets of the Corporation available for distribution shall be distributed among the holders of the shares of stock ranking on liquidation junior to the Series A Preferred Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or by telex to non-U.S. residents, not less than 20 days prior to the payment date stated therein, to the holders of record of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The (x) consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (except a consolidation or merger into a subsidiary or merger in which the holders of the Corporation's voting stock outstanding immediately prior to the transaction constitute a majority of the holders of voting stock outstanding immediately following the transaction), (y) sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets, or (z) sale or transfer by the Corporation's stockholders of more than 50% in voting power of the Corporation's capital stock shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this paragraph 4. Whenever the distribution provided for in this paragraph 4 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

      5. Restrictions. At any time when shares of Series A Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Restated Certificate of Incorporation, and in addition to any other vote required by law or the Restated Certificate of Incorporation, without the approval of the holders of at least a majority in interest of the then outstanding shares of Series A Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the

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case may be) separately as a series, the Corporation will not:

                     (1) Merge or consolidate with or into, or permit any subsidiary to merge or consolidate with or into, any other corporation, corporations, entity or entities (except a consolidation or merger with or into a subsidiary or merger in which the holders of the Corporation's voting stock outstanding immediately prior to the transaction constitute a majority of the holders of voting stock outstanding immediately following the transaction);

                     (2) Sell, abandon, transfer, lease or otherwise dispose of all or substantially all of its properties or assets or consent to the liquidation, dissolution or winding up of the Corporation;

                     (3) Create or authorize the creation of any additional class or series of shares of stock unless the same ranks junior to the Series A Preferred Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of Series A Preferred Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series A Preferred Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into shares of Series A Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series A Preferred Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation, authorization or increase shall be by means of amendment to the Restated Certificate of Incorporation or by merger, consolidation or otherwise;

                     (4) In any manner amend, alter or change the designations or the powers, preferences or rights, privileges or the restrictions of the Series A Preferred Stock adversely; or

                     (5) Issue or sell or obligate itself to issue or sell any equity securities of the Corporation which, in the aggregate, exceed 750,000 shares (on a common stock-equivalent basis and appropriately adjusted to reflect any subdivision or combination of Common Stock).

      6. Conversions. The holders of shares of Series A Preferred Stock shall have the following conversion rights:

              6A. Right to Convert. Subject to the terms and conditions of this paragraph 6, the holder of any share or shares of Series A Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amounts distributable on the Series A Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is

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obtained by (i) multiplying the number of shares of Series A Preferred Stock so to be converted by $6.00 and (ii) dividing the result by the conversion price of $6.00 per share or in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph 6, then by the conversion price as last adjusted and in effect at the date any share or shares of Series A Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Series A Conversion Price"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series A Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

              6B. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in paragraph 6A and surrender of the certificate or certificates for the share or shares of Series A Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Series A Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

              6C. Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Series A Preferred Stock into Common Stock. Subject to the provisions of paragraph 4A, at the time of each conversion, whether optional or mandatory, the Corporation shall: (i) if cash is legally available, pay in cash an amount equal to all dividends (including Accruing Dividends) accrued or declared but unpaid on the shares of Series A Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in paragraph 6B, or (ii) if cash is not legally available, provide to such holder a certificate representing a number of shares of Common Stock equal to the quotient of all dividends (including Accruing Dividends) accrued or declared but unpaid on the shares of Series A Preferred Stock so surrendered divided by the applicable Series A Conversion Price. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to paragraph 6A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of

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Series A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this paragraph 6C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series A Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation, and based upon the aggregate number of Shares of Series A Preferred Stock surrendered by any one holder.

              6D. Adjustment of Series A Conversion Price Upon Issuance of Common Stock. Except as provided in paragraphs 6E and 6F, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 6D(1) through 6D(7), deemed to have been issued or sold, any shares of Common Stock for a consideration per share less than the Series A Conversion Price in effect immediately prior to the time of such issue or sale, (such number being appropriately adjusted to reflect the occurrence of any event described in paragraph 6F), then, forthwith upon such issue or sale, the Series A Conversion Price shall be reduced to the price determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock outstanding, one-half of the number of shares of Common Stock isssuable upon conversion of the Series A Preferred Stock outstanding, one-half of the number of shares of Common Stock issuable upon conversion of any other Convertible Securities (as defined below) outstanding and one-half of the number of shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such issue or sale multiplied by the then existing Series A Conversion Price and (b) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding, one-half of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock outstanding, one-half of the number of shares of Common Stock issuable upon conversion of any other Convertible Securities (as defined below) outstanding and one-half of the number of shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately after such issue or sale.

              For purposes of this paragraph 6D, the following subparagraphs 6D(1) to 6D(7) shall also be applicable:

                     6D(1) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon

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      the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by
      (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Series A Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 6D(3), no adjustment of the Series A Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                     6D(2) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Series A Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph 6D(3), no adjustment of the Series A Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Series A Conversion Price have been or are to be made pursuant to other provisions of this paragraph 6D, no further adjustment of the Series A Conversion Price shall be made by reason of such issue or sale.

                     6D(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph 6D(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 6D(1)

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      or 6D(2), or the rate at which Convertible Securities referred to in subparagraph 6D(1) or 6D(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Series A Conversion Price in effect at the time of such event shall forthwith be readjusted to the Series A Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Series A Conversion Price then in effect hereunder is thereby reduced; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Series A Conversion Price then in effect hereunder shall forthwith be increased to the Series A Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                     6D(4) Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock (except for the issue of stock dividends or distributions upon the outstanding Common Stock for which adjustment is made pursuant to paragraph 6F), Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                     6D(5) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

                     6D(6) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the

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      making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                     6D(7) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this paragraph 6D.

              6E. Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Series A Conversion Price in the case of the issuance of (i) shares of Common Stock issuable upon conversion of the Series A Preferred Stock
(ii) the issuance of Reserved Employee Shares (as defined in Section 4.12 of the Series A Preferred Stock Purchase Agreement) or the grant of options with respect thereto; and (iii) the issuance of Common Stock pursuant to the exercise or conversion of Options and Convertible Securities outstanding on the date of the filing hereof.

              6F. Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Series A Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Series A Conversion Price in effect immediately prior to such combination shall be proportionately increased.

              6G. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of or in addition to, as the case may be, the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

              6H. Notice of Adjustment. Upon any adjustment of the Series A Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first

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class mail, postage prepaid, or by facsimile transmission to non-U.S. residents, addressed to each holder of shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Series A Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

              6I.    Other Notices.  In case at any time:

                     (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                     (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                     (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

                     (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile transmission to non-U.S. residents, addressed to each holder of any shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

              6J. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all

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taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Series A Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed.

              6K. No Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

              6L. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

              6M. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

              6N. Definition of Common Stock. As used in this paragraph 6, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $.001 per share, as constituted on the date of filing of these terms of the Series A Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series A Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 6G.

              6O. Mandatory Conversion. If (a) at any time the Corporation shall effect a firm commitment underwritten public offering of shares of Common Stock in which (i) the aggregate gross proceeds from such offering to the Corporation shall be at least $12,500,000 and (ii) the price paid by the public for such shares shall be at least $12.50 per share (appropriately adjusted to reflect the occurrence of any event described in paragraph 6F), or (b) if, beginning three years after the issuance of the Series A Preferred Stock, for sixteen out of twenty consecutive days on which the Corporation's Common Stock is traded; (i) the last

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
sales price for shares of Common Stock is at least $15.00 per share (appropriately adjusted to reflect the occurrence of any event described in paragraph 6F) and (ii) the average daily trading volume for such sixteen days for shares of Common Stock equals or exceeds 20,000 shares (appropriately adjusted to reflect the occurrence of any event described in paragraph 6F), then effective upon the closing of the sale of such shares by the Corporation pursuant to such public offering or effective upon the attainment of the specified price and trading volume of such shares of Common Stock for the specified duration, as the case may be, all outstanding shares of Series A Preferred Stock shall automatically convert to shares of Common Stock.

      7. Redemption. The shares of Series A Preferred Stock shall be redeemed as follows:

              7A. Optional Redemption. The Corporation shall not have the right to call or require the redemption at any time of all or any shares of Series A Preferred Stock. Holders of shares of Series A Preferred Stock constituting a majority of the then outstanding shares of Series A Preferred Stock may, by giving notice (the "Notice") to the Corporation at any time after November 5, 2001 require the Corporation to redeem all of the outstanding shares of Series A Preferred Stock in four equal installments, with one-fourth of the shares of Series A Preferred Stock outstanding on the date of the Notice redeemed on the First Redemption Date (as defined below), one-fourth of the shares of Series A Preferred Stock outstanding on the date of the Notice redeemed on the first anniversary of the First Redemption Date (the "Second Redemption Date"), one-fourth of the shares of Series A Preferred Stock outstanding on the date of the Notice redeemed on the second anniversary of the First Redemption Date (the "Third Redemption Date"), and the remainder of the shares of Series A Preferred Stock outstanding on the date of the Notice redeemed on the third anniversary of the First Redemption Date (the "Fourth Redemption Date"). Upon receipt of the Notice, the Corporation will so notify all other persons holding Series A Preferred Stock. After receipt of the Notice, the Corporation shall fix the first date for redemption (the "First Redemption Date"), provided that such First Redemption Date shall occur within thirty (30) days after receipt of the Notice. All holders of Series A Preferred Stock shall deliver to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series A Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the Series A Preferred Stock, duly endorsed for transfer to the Corporation (if required by it) on or before the First Redemption Date. The First Redemption Date, the Second Redemption Date, the Third Redemption Date and the Fourth Redemption Date are collectively referred to as the "Redemption Dates."

              7B. Redemption Price and Payment. The Series A Preferred Stock to be redeemed on the Redemption Dates shall be redeemed by paying for each share in cash an amount equal to $6.00 per share (appropriately adjusted to reflect the occurrence of any event described in paragraph 6F) plus, in the case of each share, an amount equal to all dividends (including Accruing Dividends) accrued or declared but unpaid thereon, such amount being referred to as the "Series A Redemption Price." Such payment shall be made in full on each of the Redemption Dates to the holders entitled thereto.

              7C. Redemption Mechanics. At least 20 but not more than 30 days prior to each Redemption Date, written notice (the "Redemption Notice") shall be given by the Corporation by mail, postage prepaid, or by facsimile transmission to non-U.S. residents, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Series A Preferred Stock notifying such holder of the redemption and specifying the Series A Redemption Price, the Redemption Date and the place where said Series A Redemption Price shall be payable. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Series A Redemption Price, all rights of holders of shares of Series A Preferred Stock (except the right to receive the Series A Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on any Redemption Date are insufficient to redeem the total number of outstanding shares of Series A Preferred Stock to be redeemed on such redemption date, the holders of shares of Series A Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of shares owned by them if all such outstanding shares were redeemed in full. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series A Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

              7D. Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Series A Preferred Stock redeemed pursuant to this paragraph 7 or otherwise acquired by the Corporation in any manner whatsoever shall be cancelled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series A Preferred Stock.

      8. Amendments. Except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or the Restated Certificate of Incorporation, no provision of these terms of the Series A Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority in interest of the then outstanding shares of Series A Preferred Stock.

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
      IN WITNESS THEREOF, the Corporation has caused this certificate to be signed by John C. Garbarino, its President, this 5th day of November, 1996.

                                  OCCUPATIONAL HEALTH + REHABILITATION INC

                                  By:     /s/ John C. Garbarino
                                     ------------------------------------------
                                     John C. Garbarino, President

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